                                   Item 6. (a)


                                   EXHIBIT 11

                 Statement Re Computation of Per Share Earnings
              (dollars in thousands, except for Earnings Per Share)




                                                                       Quarter Ended                 Nine Months Ended
   September 30,                                                        September 30,
                                                                      1996          1995              1996           1995
                                                                    ------      ---------          -------         ------
Net income                                                          $4,352        $3,216           $13,164         $7,513
Less:  Preferred stock dividend                                         42            42               127            128
Net income applicable to common stock                               $4,310        $3,174           $13,037         $7,385


Weighted average common shares outstanding                         939,478       943,533           940,294        943,533



Earnings per common share                                            $4.59         $3.37            $13.86          $7.83